Exhibit 4.17

ACKNOWLEDGMENT AND RELEASE

Reference is made to the Credit Agreement dated as of November 18, 2011 (the “Credit Agreement”) among Health Management Associates, Inc. (the “Borrower”), the lenders listed on the signature pages thereof (the “Lenders”), Wells Fargo Bank, N.A., as L/C Issuer and as Swingline Lender and Wells Fargo Bank, N.A. as Administrative Agent (the “Administrative Agent”).

The undersigned in its capacity as Administrative Agent hereby releases pursuant to Section 9.11(b) of the Credit Agreement and pursuant to Section 11.4(c) of the Security Agreement each Unrestricted Subsidiary listed in Exhibit A hereto from its Guaranty and the Liens created by the Security Agreement in the assets of each Unrestricted Subsidiary listed in Exhibit A hereto.

As provided in the penultimate paragraph of Section 9.11 of the Credit Agreement and Section 11.4(e) of the Security Agreement the Administrative Agent will, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence the release of such Guarantees and Liens.

Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Administrative Agent

By:	/s/ Monique Gasque
Name:
Title:
Monique Gasque
Vice President

July 30, 2012

Exhibit A

Knoxville HMA Holdings, LLC

Campbell County HMA, LLC

Cocke County HMA, LLC

Jefferson County HMA, LLC

Metro Knoxville HMA, LLC

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